Exhibit 10.1

FOURTH AMENDMENT TO THE

UNSECURED PROMISSORY NOTE

THIS FOURTH AMENDMENT TO THE UNSECURED PROMISSORY NOTE (this “Fourth Amendment”), effective as of March 31, 2020, is by and between Flux Power, Inc., a California corporation (“Borrower”) and Cleveland Capital, L.P. (“Holder”). Holder and Borrower, each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Borrower, Flux Power Holdings, Inc., and the Holder entered into that certain Loan Agreement dated July 3, 2019 (the “Loan Agreement”), pursuant to which the Holder provided a loan to the Company in the amount of One Million Dollar ($1,000,000) (“Loan”) pursuant to the terms and conditions of the Loan Agreement. In connection with the Loan, the Borrower issued a certain Unsecured Promissory Note dated July 3, 2019 (“Original Note”), as amended pursuant to the First Amendment to the Unsecured Promissory Note dated September 1, 2019 (“First Amendment”), the Second Amendment to the Unsecured Promissory Note dated December 3, 2019 (“Second Amendment”), and the Third Amendment to the Unsecured Promissory Note dated December 31, 2019 ( the “Third Amendment” and together with the Original Note, the First Amendment, the Second Amendment, and the Third Amendment, the “Amended Note”).

WHEREAS, the maturity date for the Loan under the Amended Note is March 31, 2020.

WHEREAS, the Parties desires to amend the Amended Note to change the maturity date from “March 31, 2020” to “April 30, 2020.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Maturity Date. Section 1(b) of the Amended Note is hereby deleted in its entirety and shall, be amended to read in its entirety as follows:

“(b) “Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid interest payable thereon, shall be due and payable in full on the earlier of: (i) April 30, 2020 (the “Maturity Date”) or (ii) the occurrence of an Event of Default (as defined below); provided, however, the Borrower shall make periodic payments of interest and principal within ten (10) days upon receipt of cash from accounts receivables identified in Schedule A (“Receivables”), an amount equal to 100% of cash received from such Receivables. Such payments shall be applied first to the payment of unpaid interest and second to reduce the outstanding Principal amount.”

2. Accrued Interest to Date. As additional consideration, the Parties agreed that all accrued and unpaid interest on the Principal Amount as of March 31, 2020 shall be converted into the Principal Amount and shall earn interest per the Amended Note.

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3. Miscellaneous.

3.1 Except as expressly amended and modified by this Fourth Amendment, the Amended Note is and shall continue to be in full force and effect in accordance with the terms thereof.

3.2 This Fourth Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

3.3 The Fourth Amendment shall be construed in accordance and governed by the internal laws of the state of California.

3.4 The headings contained in this Fourth Amendment are for ease of reference only and shall not be considered in construing this Fourth Amendment.

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be executed by its authorized representative as of the date set forth above.

BORROWER:

Flux Power, Inc.,
a California corporation

/s/ Ronald F. Dutt
Ronald F. Dutt, President and Chief Executive Officer

HOLDER:

Cleveland Capital, L.P.

By:	/s/ Wade Massad
Wade Massad, Co-Managing Member, GP

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